FORUM FUNDS
Three Canal Plaza, Suite 600
Portland, Maine  04101

November 20, 2009

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:Registration Statement on Form N-14 of Beck, Mack & Oliver Partners Fund Trust (File No. 333-162658)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of the above-referenced Registration Statement on Form N-14 be accelerated to Monday, November 23, 2009.  The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FORUM FUNDS

By:           /s/ Stacey E. Hong
Stacey E. Hong
President

FORESIDE FUND SERVICES, LLC
Three Canal Plaza, Suite 100r
Portland, Maine 04101

November 20, 2009

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Registration Statement on Form N-14 of Beck, Mack & Oliver Partners Fund Trust (File No. 333-162658)

Ladies and Gentlemen:

As principal underwriter for the Forum Funds, the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), that effectiveness under the 1933 Act of the above-referenced Registration Statement on Form N-14 be accelerated to Monday, November 23, 2009.  The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FORESIDE FUND SERVICES, LLC

By:           /s/ NK Chern
Nanette K. Chern, Vice President